Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison, President	702. 878. 0700
Chief Executive Officer & Chairman of the Board

	Cathy Robinson	702. 878. 0700
Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES NEW SENIOR VICE PRESIDENT,

CHIEF INFORMATION OFFICER

LAS VEGAS, Nev. – May 15, 2006 - Community Bancorp (NASDAQ: CBON), a community bank holding company with $960.2 million in assets as of March 31, 2006, today announced that Charles McCluer has been hired as Senior Vice President, Chief Information Officer. In his position McCluer will be responsible for all technology for Community Bancorp and its wholly owned subsidiary, Community Bank of Nevada, collectively referred to as the Company. McCluer will be the key person in providing direction and leadership for all information technology functions for the Company.

McCluer brings the Company more than 18 years of information technology experience. Prior to joining Community Bancorp, McCluer worked for Nevada First Credit Union as the Chief Information Officer, as well as having served in other information technology capacities within the financial services industry. McCluer is a graduate of Trinity College and University with a bachelor’s degree in Business Administration and a master’s degree in Information Sciences.

“Chuck is an outstanding individual with great experience that will assist us in our growth,” said Edward M. Jamison, President and Chief Executive Officer of Community Bancorp. “His strong knowledge and communication abilities will further benefit and support Community Bancorp’s goal of being the premier community bank in our market.”

About Community Bancorp

Community Bancorp is a bank holding company that was established in 1995. Community Bank of Nevada, the only operating subsidiary of Community Bancorp, is a state chartered bank headquartered in Las Vegas, Nevada. We operate nine full service branches in southern Nevada, and two loan production offices in Phoenix and San Diego. For more information about Community Bancorp visit www.communitybanknv.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.